FIRST AMENDED AND RESTATED
OPERATING AGREEMENT
OF
BROWNMILL, LLC

This First Amended and Restated Operating Agreement (this "Agreement") of BROWNMILL, LLC (the "Company"), is made as of September 27, 2005, by and among LIGHTSTONE HOLDINGS LLC, a Delaware limited liability company ("Holdings"), THE DWL 2003 FAMILY TRUST, a trust organized under the laws of the State of New Jersey (the "Trust"), and BROWNMILL MANAGER CORP., a New Jersey corporation ("Brownmill Corp.”), whose addresses are set forth on Schedule A annexed hereto (each of the foregoing, a "Member," and all of the foregoing collectively, the "Members"), and any persons hereafter admitted as Members in accordance herewith.

RECITALS:

A.          The Company was formed on July 14, 2003, by David Lichtenstein ("DL") and the Trust, as a limited liability company under the New Jersey Limited Liability Company Act, as amended from time to time (the "Act") and pursuant to an operating agreement dated as of July 29, 2003 (the "Original Agreement");

B.           Pursuant to that certain Assignment of Membership Interest, dated as of the date hereof, DL, assigned and transferred his 51% membership interest in the Company to Holdings;

C.           Pursuant to that certain Assignment of Membership Interest, dated as of the date hereof, Holdings, as assignor, assigned and transferred a 0.5% membership interest in the Company to Brownmill Corp.

D.           The Members now desire to amend and restate the Original Agreement to reflect the admission of Holdings and Brownmill Corp. as members of the Company, and to make certain other changes.

NOW THEREFORE, the Members hereby amend and restate the Original Agreement to read as follows:

ARTICLE I           INTERPRETATION

1.1           Definitions. Unless otherwise expressly provided herein or unless the context clearly requires otherwise, the following terms as used in this Agreement shall have the following meanings for the purposes of this Agreement:

"Act" shall have the meaning ascribed thereto in the introductory paragraph of this Agreement, as the same is in effect from time to time, including any corresponding provisions or provisions of any succeeding law.

"Agreement" shall have the meaning ascribed thereto in the introductory paragraph of this Agreement.

"Certificate of Formation" means the Certificate of Formation of the Company, dated July 11,2003 and filed with the Secretary of State on July 14, 2003.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Company" means BROWNMILL, LLC.

"Fiscal Year" means the taxable year of the Company.

"Managing Member" means BROWNMILL MANAGER CORP.

"Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

"Secretary of State" means the Secretary of State of the State ofNew Jersey.

ARTICLE II         THE COMPANY AND ITS BUSINESS

2.1          Formation. The Company was formed as a limited liability company under the Act by the filing of the Certificate of Formation with the Secretary of State. The Managing Member is hereby designated as an "authorized person" within the meaning of the Act, and shall continue as the designated "authorized person" within the meaning of the Act. The Managing Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

2.2 Name. The name of the Company is "BROWNMILL, LLC".

2.3 Principal Office. The Company shall maintain its principal place of business at c/o The Lightstone Group, 326 Third Street, Lakewood, New Jersey 08701, or at such other place as the Managing Member may determine from time to time.

2.4 Registered Office and Registered Agent. The Company's initial registered offices shall be at the office of its registered agent, Herrick, Feinstein LLP, 210 Carnegie Center, Princeton, New Jersey 08540. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State pursuant to the Act.

2.5 Term of the Company. The Company shall not have a specific date of dissolution and shall, subject to the terms and provisions of this Agreement and the Act, have a perpetual existence.

2.6 Purpose.

(1)         The Company's business and the sole purpose of the Company shall be to own, hold, maintain, manage, mortgage, operate, improve, lease, and sell or otherwise dispose of those certain properties commonly known as (i) the Browntown Shopping Center, located at 2695 Route 156, in the city of Old Bridge, County of Middlesex, and State of New Jersey, and (ii) the Millburn Mall, located at 2933 Vauxhall Road, in the city and county of Union, and the state of New Jersey (collectively, the "Properties"), together with such activities as may be necessary or advisable in connection with the ownership of the Properties. The Company shall not engage in any business or own any assets other than those related to the Properties or otherwise in furtherance of the purpose of the Company.

(i)          The Company intends on entering into a loan transaction (the "Loan") with Countrywide Commercial Real Estate Finance, Inc. ("Lender", which term shall include its successors or assigns), which Loan shall be in the amount of [$23,800,000] (the "Loan Amount") and will be secured by mortgages of the Properties (the "Mortgage").

(2)         Separateness. In case of any conflict between the provisions of this Section and the Agreement, the provisions of this Section shall supersede and take precedence.

So long as the Loan is outstanding, the Company covenants and agrees that it is and shall continue to be, and agrees that its managing member shall continue to be, a Special Purpose Bankruptcy Remote Entity (herein defined). A "Special Purpose Bankruptcy Remote Entity" means a corporation, limited partnership or limited liability company, which at all times on and after the date hereof:

(i)          was and will be organized solely for the purpose as provided in Section 2.6(1) above;

(ii)         has not and will not engage in any business other than as stated in Section 2.6(1) above;

(iii)        has not and will not own any asset or property other than the Properties and incidental personal property necessary for the ownership, management, leasing, financing and operation of the Properties, and will conduct its business as presently conducted and operated;

(iv)        to the fullest extent permitted by law, has not and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation or merger, in whole or in part, and, except as otherwise expressly permitted under that certain loan agreement by and between the Company and Lender, dated as of the date hereof (the "Loan Agreement"), and has not and will not engage in, seek or consent to any asset sale, transfer of partnership or membership interests, or amendment of its Certificate of Formation or this Agreement;

(v)         has not and will not fail to correct any known misunderstanding regarding its separate identity;

(vi)        has and will have at least one (1) member that is and will be a Single-Purpose Entity which is and will be a corporation, and such corporation is and will be the managing member of the Company;

(vii)       without the unanimous consent of all of the partners, directors or managers or members, as applicable, will not with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest (w) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally; (x) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or all or any portion of such entity's properties; (y) make any assignment for the benefit of such entity's creditors; or (z) take any action that might cause such entity to become insolvent,

(viii)      has maintained and will maintain its books, records, financial statements, accounting records, bank accounts and other entity documents in its own name and separate from any other Person;

(ix)         has maintained and will maintain its books, records, resolutions and agreements as official records;

(x)          has not commingled and will not commingle its funds or other assets with those of any other Person;

(xi)         has held and will hold its assets in its own name, and has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xii)        has conducted and will conduct its business in its own name;

(xiii)       has filed and will file its own tax returns (to the extent required to file any tax returns) and has not and will not file a consolidated federal income tax return with any other Person;

(xiv) is and intends to remain solvent, and has paid and will pay its own debts and liabilities out of its own funds and assets (to the extent of such funds and assets) as the same shall become due, and will give prompt written notice to Lender of the insolvency or bankruptcy filing of the Company or any general partner, managing member or controlling shareholder of the Company, or the death, insolvency or bankruptcy filing of any Guarantor (as defined in the Loan Agreement);

(xv)     has done or caused to be done, and will do or cause to be done, all things necessary to observe all partnership, corporate or limited liability company formalities (as applicable) and preserve its existence and good standing, and, has not and without the prior written consent of Lender, will not, amend, modify or otherwise change any of the single purpose, separateness or bankruptcy remote provisions or requirements of the Certificate of Formation, this Agreement or other organizational documents (except as required by law);

(xvi)    has maintained and will maintain an arms-length relationship with its Affiliates;

(xvii)   has not incurred and will not incur any indebtedness other than the Indebtedness (as defined in the Loan Agreement) and unsecured trade payables in the ordinary course of business relating to the ownership and operation of the Properties which (1) do not exceed, at any time, a maximum amount of two percent (2.00%) of the Loan Amount, (2) are paid within sixty (60) days of the date incurred, and (3) are not evidenced by a promissory note (the foregoing, "Permitted Trade Payables");

(xviii)  has not and will not assume, guarantee, become obligated for or hold out its credit as being available to satisfy the debts or obligations of any other Person, or the decisions or actions respecting the daily business or affairs of any other Person;

(xix)     has not acquired and will not acquire obligations or securities of its partners, members or shareholders or any other Person;

(xx)     has allocated and will allocate fairly and reasonably shared expenses, including shared office space, and has maintained and utilized and will maintain and utilize separate stationery, invoices and checks bearing its own name;

(xxi)    except as permitted under any of the documents and agreements evidencing or securing the Loan (the "Loan Documents"), has not and will not pledge its assets for the benefit of any other Person;

(xxii)    has held itself out and identified itself, and will hold itself out, to the public as a legal entity separate and distinct from any other Person and under its own name;

(xxiii)   has not made and will not make loans or advances to any Person;

(xxiv)  has not and will not identify itself or any of its affiliates as a division or part of the other, except for services rendered under a business management services agreement with an affiliate that complies with the terms set forth in clause (xxv) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of such Single-Purpose Entity;

(xxv)   except as permitted under the Loan Documents, has not executed and will not enter into any contract or agreement with its partners, members, shareholders or its affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable armslength transaction with an unrelated third party and which are fully disclosed to Lender in writing in advance;

(xxvi)  has paid and will pay the salaries of its own employees from its own funds (to the extent of such funds) and has maintained and intends to maintain a sufficient number of employees in light of its contemplated business operations;

(xxvii)  intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xxviii) shall dissolve only upon the bankruptcy of the managing member;

(xxix)   shall continue (and not dissolve) for so long as a solvent managing member or general partner, as applicable, exists;

(xxx)    has not permitted and will not permit any Affiliate independent access to its bank accounts except for its property manager in its capacity as the agent pursuant to and in accordance with the terms of any applicable management agreement;

(xxxi)   has not and will not have any obligation to indemnify or indemnify the Managing Member, unless such an obligation was and is fully subordinated to the Indebtedness and, to the fullest extent permitted by law, will not constitute a claim against such entity in the event that cash flow in excess of the amount required to pay the Indebtedness is insufficient to pay such indemnity obligation;

(xxxii)  to the fullest extent permitted by law, has considered and will consider the interests of its creditors in connection with all of its limited liability company actions; and

(xxxiii) has caused and will cause its agents and other representatives to act at all times with respect to such entity consistently and in furtherance of the foregoing and in the best interests of such entity.

ARTICLE III  INITIAL CAPITALIZATION

3.1 Capital Contributions. The Members have previously made capital contributions to the Company in consideration of their membership interests in the Company. The Members shall not be required to make any additional capital contributions to the Company.

3.2 Liability of the Members and Its Affiliates. Except as otherwise provided by applicable law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company. Neither the Members nor any Person affiliated with the Members shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, or being an affiliate of the Members.

3.3 Distributions of Available Cash. Cash distributions shall be made in accordance with the membership interests set forth on Schedule A at the times determined by the Managing Member.

ARTICLE IV MANAGEMENT

4.1 Management by the Managing Member. Brownmill Corp. is hereby designated as the Managing Member of the Company pursuant to the Act. The Managing Member's sole asset is its interest in the Company (or other entities which are or may be a party to the Loan). The Managing Member will at all times comply, and will cause the Company to comply, with each of the covenants, terms and provisions contained in this Agreement as if such representation, warranty or covenant was made directly by such Managing Member. The business and affairs of the Company shall be managed exclusively by the Managing Member, who may appoint officers and who shall be empowered and authorized to act on behalfof the Company.

4.2 Expenses. The Company shall pay all of its own operating, overhead and administrative expenses of every kind, and the Members shall be reimbursed for all costs and expenses previously incurred or hereafter incurred on behalfof the Company.

4.3 Liability of the Managing Member; Indemnification.

(l)           The Members and the officers of the Company shall not be liable to the Company for any loss or damages resulting from errors in judgment or for any acts or omissions that do not constitute willful misconduct or gross negligence on the part of the Members or such officers. In all transactions for or with the Company, the Members and such officers shall act in good faith and in a manner believed to be in the best interests of the Company.

(2)          The Company, its receiver or its trustee (but not the Members personally) shall indemnify and defend the Managing Member and each officer against and hold each of them harmless from any and all losses, judgments, costs, damages, liabilities, fines, claims and expenses (including, without limitation, reasonable attorney's fees and court costs, which shall be paid by the Company as incurred) that may be made or imposed upon such Persons and any amounts paid in settlement of any claims sustained by the Company by reason of any act or inaction which is determined by the Managing Member or such officer in good faith to have been in the best interests of the Company so long as such conduct shall not constitute willful misconduct or gross negligence.

(3)          In the event of settlement of any action, suit or proceeding brought or threatened, such indemnification shall apply to all matters covered by the settlement except for matters as to which the Company as advised by counsel regularly retained by the Company that the Person seeking indemnification, in the opinion of counsel, did not act in good faith. The foregoing right of indemnification shall be in addition to any rights to which the Members or officers may otherwise be entitled and shall inure to the benefit of the successors or assigns of the Members or officers.

(4)          The Company shall pay the expenses incurred by the Members or any officer in defending a civil or criminal action, suit or proceeding, upon receipt of an undertaking by such Person to repay such payment if such Person shall be determined not to be entitled to indemnification therefor as provided herein. Any right of indemnity granted under this Section 4.3(4) may be satisfied only out of the assets of the Company and no Member of the Company shall be personally liable with respect to any such claim for indemnification.

(5)          The Members shall have the power to purchase and maintain insurance in reasonable amounts on behalf of themselves and each of the officers, employees and agents of the Company against any liability incurred by them in their capacities as such, whether or not the Company has the power to indemnify them against such liability.

(6)          No reimbursement or indemnification against expenses incurred by any members, managers, directors or officers shall be made instead of the payment of any amounts due presently and owing under the Loan.

ARTICLE V BOOKS AND RECORDS

5.1 Books of Account. Complete books of account shall be kept by the Managing Member at the principal office of the Company, or at such other office as the Sole Member may designate.

5.2 Bank Accounts. The Company may maintain one or more bank accounts for such funds of the Company as it shall choose to deposit therein, and withdrawals therefrom shall be made upon such signature or signatures as the Sole Member shall determine.

5.3 Tax Matters. The Managing Member intends that the Company be treated as a partnership for Federal income tax purposes. The Company shall maintain a capital account for each Member in accordance with Treasury Regulation Section 1.704-1(b). The Company's taxable income and tax losses shall be allocated pro rata based on Percentage Interests. The Managing Member is hereby designated to act as the "tax matters partners" within the meaning of Section 6231 (a)(7) of the Code.

5.4 Title to Assets. Title to, and all right and interest in and to, the Company's assets, shall be acquired in the name of and held by the Company, or if acquired in any other name, held for the benefit of the Company.

ARTICLE VI MISCELLANEOUS

6.1 Severability. If any of the provisions of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions hereof which can be given effect without the invalid provision, and to this end the provisions of this Agreement are intended to be and shall be deemed severable.

6.2 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey without regard to the conflicts of law of said state.

6.3 No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any of the creditors of the Company or any other Person not a party to this Agreement.

6.4 Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or of the Managing Member.

6.5 Amendments. This Agreement may be amended only by written instrument executed by the Managing Member.

6.6 Transfer. No direct or indirect interest of the Managing Member in the Company may be transferred, assigned, sold, encumbered, pledged or hypothecated.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement the day and year first written above.

Members:

Lightstone Holdings LLC

By:	\s\ David Lichtenstein
Name: David Lichtenstein
Title: Manager

The DWL 2003 Family Trust

By:	\s\ Adriana Peters
Name: Adriana Peters
Title: Trustee

Brownmill Manager Corp.

By:	\s\ David Lichtenstein
Name: David Lichtenstein
Title: President

SCHEDULE A

Name and Address	Membership Interest

Lightstone Holdings LLC	50.5%
c/o The Lightstone Group
326 Third Street
Lakewood, New Jersey 08701

The DWL 2003 Family Trust	49%
c/o The Lightstone Group
326 Third Street
Lakewood, New Jersey 08701

Brownmill Manager Corp.	0.5%
c/o The Lightstone Group
326 Third Street
Lakewood, New Jersey 08701